As filed with the Securities and Exchange Commission on August__, 2009.

                                                    Registration No 333-_______

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3

                          Registration Statement Under
                           THE SECURITIES ACT OF 1933

                               CEL-SCI CORPORATION
               (Exact name of registrant as specified in charter)

                                    Colorado
                 ----------------------------------------------
                 (State or other jurisdiction of incorporation)

                                           8229 Boone Blvd. #802
                                           Vienna, Virginia  22182
       84-09l6344                              (703) 506-9460
----------------------------  --------------------------------------------------
    IRS Employer I.D.         (Address, including zip code, and telephone number
         Number)               including area of principal executive offices)

                                  Geert Kersten
                              8229 Boone Blvd. #802
                             Vienna, Virginia 22182
                                 (703) 506-9460
                   ------------------------------------------
          (Name and address, including zip code, and telephone number, including area code, of agent for service)

         Copies of all communications, including all communications sent to the agent for service, should be sent to:

                              William T. Hart, Esq.
                                  Hart & Trinen
                             1624 Washington Street
                             Denver, Colorado 80203
                                 (303) 839-0061

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
               From time to time after this Registration Statement
              becomes effective as determined by market conditions

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [ ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [ ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

       Large accelerated filer   [  ]            Accelerated filer   [  ]

       Non-accelerated filer   [  ]              Smaller reporting company  [x]
(Do not check if a smaller reporting company)

                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------

Title of each                           Proposed    Proposed
  Class of                               Maximum    Maximum
Securities               Securities     Offering    Aggregate     Amount of
  to be                    to be        Price Per   Offering    Registration
Registered               Registered     Share (1)    Price         Fee (1)
-------------            ----------     ---------   ---------   ------------

Common stock (2)         28,162,884        $0.43   $12,110,040        $703
Common stock (3)         11,627,906        $0.43   $ 5,000,000        $290

-------------------------------------------------------------------------------

(1)  Offering  price  computed in  accordance  with Rule  457(c).
(2)  Shares of common stock to be sold by the selling  shareholders.
(3)  Shares  issuable pursuant to Equity Line of Credit.

      Pursuant to Rule 416, this Registration Statement includes such indeterminate number of additional securities as may be required for issuance upon the exercise of the warrants as a result of any adjustment in the number of securities issuable by reason of the anti-dilution provisions of the Series I Warrants.

      The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of l933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

                               CEL-SCI CORPORATION
                        39,790,790 shares of Common Stock

      By means of this prospectus fourteen shareholders of CEL-SCI Corporation are offering to sell up to 250,000 shares of CEL-SCI's common stock, plus 27,912,884 shares of common stock issuable upon the conversion of a loan or upon the exercise of CEL-SCI's warrants, plus up to 11,627,906 shares which may be acquired pursuant to an equity line of credit.

    The securities offered by this prospectus are speculative and involve a high degree of risk and should be purchased only by persons who can afford to lose their entire investment. Prospective investors should consider certain important factors described under "Risk Factors" beginning on page 10 of this prospectus.

    These Securities Have Not Been Approved or Disapproved by the Securities and Exchange Commission Nor Has the Commission Passed Upon the Accuracy or Adequacy of this Prospectus. Any Representation to the Contrary is a Criminal Offense.

    CEL-SCI's common stock is traded on the NYSE Amex. On August 20, 2009 the closing price of CEL-SCI's common stock on the NYSE Amex was $0.43.















                 The date of this prospectus is August __, 2009

                               PROSPECTUS SUMMARY

THIS SUMMARY IS QUALIFIED BY THE OTHER INFORMATION APPEARING ELSEWHERE IN THIS PROSPECTUS.

CEL-SCI

      CEL-SCI Corporation (CEL-SCI) was formed as a Colorado corporation in 1983. CEL-SCI's principal office is located at 8229 Boone Boulevard, Suite 802, Vienna, VA 22182. CEL-SCI's telephone number is 703-506-9460 and its web site is www.cel-sci.com. CEL-SCI makes its electronic filings with the Securities and Exchange Commission (SEC), including its annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to these reports available on its website free of charge as soon as practicable after they are filed or furnished to the SEC.

            CEL-SCI'S PRODUCTS AND "COLD FILL" MANUFACTURING SERVICE

CEL-SCI's business consists of the following:

     1)   Multikine cancer therapy;
     2)   New "cold fill" manufacturing service to the pharmaceutical  industry;
          and
     3) LEAPS technology, with two products, H1N1 swine flu vaccine/treatment and CEL-2000, a rheumatoid arthritis treatment vaccine.

MULTIKINE

      CEL-SCI's lead product, Multikine(R), is being developed for the treatment of cancer. It is the first of a new class of cancer immunotherapy drugs called Immune SIMULATORs. It simulates the activities of a healthy person's immune system, which battles cancer every day. Multikine is multi-targeted; it is the only cancer immunotherapy that both kills cancer cells in a targeted fashion and activates the general immune system to destroy the cancer. We believe Multikine is the first immunotherapeutic agent being developed as a first-line standard of care treatment for cancer and it is cleared for a global Phase III clinical trial in advanced primary (previously untreated) head and neck cancer patients.

      Multikine is a new type of immunotherapy in that it is a comprehensive immunotherapy, incorporating both active and passive immune activity. A comprehensive immunotherapy most closely resembles the workings of the natural immune system in the sense that it works on multiple fronts in the battle against cancer. A comprehensive immunotherapy causes a direct and targeted killing of the tumor cells and activates the immune system to produce a more robust and sustainable anti-tumor response.

      Multikine is designed to target the tumor micro-metastases that are mostly responsible for treatment failure. The basic concept is to add Multikine to the current cancer treatments with the goal of making the overall cancer treatment more successful. Phase II data indicated that Multikine treatment resulted in a substantial increase in the survival of patients. The lead indication is advanced primary (previously untreated) head & neck cancer (about 600,000 new cases per annum). Since Multikine is not tumor specific, it may also be applicable in many other solid tumors.

       The following results were seen in CEL-SCI's last Phase II study conducted with Multikine. This study used the same treatment protocol as will be used in CEL-SCI's Phase III study:

     o 33% improvement in median overall survival: In the last Phase II study a 33% improvement in median overall survival, at a median of 3.5 years post surgery, was seen in patients with locally advanced disease treated with Multikine as first-line therapy (absolute survival rate 63%) as compared to the 3.5 year median overall survival rates of the same cancer patient population determined from a review of 55 clinical trials reported in the scientific literature that were conducted between 1987 and 2007. CEL-SCI's Phase III clinical trial will need to demonstrate a 10% improvement in overall survival for Multikine to be successful.

     o Average of 50% reduction in tumor cells: The three week Multikine treatment regimen used in the last Phase II study killed, on average, approximately half of the cancer cells before the start of standard therapy such as surgery, radiation and chemotherapy (as determined by histopathology).

     o 12% complete response: In 12% of patients the tumor was completely eliminated after only a three week treatment with Multikine (as determined by histopathology).

      In January 2007, the US Food and Drug Administration (FDA) concurred with the initiation of a global Phase III clinical trial in head and neck cancer patients using Multikine. The Canadian regulatory agency, the Biologics and Genetic Therapies Directorate, had previously concurred with the initiation of a global Phase III clinical trial in head and neck cancer patients using Multikine.

      The protocol is designed to develop conclusive evidence of the efficacy of Multikine in the treatment of advanced primary (previously untreated) squamous cell carcinoma of the oral cavity (head and neck cancer). A successful outcome from this trial should enable CEL-SCI to apply for a Biologics License to market Multikine for the treatment of this patient population.

      The trial will test the hypothesis that Multikine treatment administered prior to the current standard therapy for head and neck cancer patients (surgical resection of the tumor and involved lymph nodes followed by radiotherapy or radiotherapy and concurrent chemotherapy) will extend the overall survival, enhance the local/regional control of the disease and reduce the rate of disease progression in patients with advanced oral squamous cell carcinoma.

      CEL-SCI has an agreement with Orient Europharma of Taiwan which provides Orient Europharma with the exclusive marketing rights to Multikine for all cancer indications in Taiwan, Singapore, Hong Kong, Malaysia, South Korea, the Philippines, Australia and New Zealand. The agreement requires Orient Europharma to fund the clinical trials needed to obtain marketing approvals in these countries for head and neck cancer, naso-pharyngeal cancer and potentially cervical cancer.

      CEL-SCI has an agreement with Teva Pharmaceutical Industries, Ltd., which provides Teva with the exclusive license to market and distribute CEL-SCI's cancer drug Multikine in Israel and Turkey. Pursuant to the agreement, Teva will participate in CEL-SCI's upcoming Phase III clinical trial and will fund a portion of the Phase III trial in Israel.

      CEL-SCI has an agreement with Byron Biopharma LLC which provides Byron with an exclusive license to market and distribute CEL-SCI's cancer drug Multikine in the Republic of South Africa. Once Multikine has been approved for sale, CEL-SCI will be responsible for manufacturing the product, while Byron will be responsible for sales in South Africa.

    However, before starting the Phase III trial, CEL-SCI needed to build a dedicated manufacturing facility to produce Multikine. CEL-SCI has not priced the Phase III trial in detail, but estimated the parts that will not be paid by its licensees, Teva Pharmaceuticals and Orient Europharma, will be approximately $20,000,000. CEL-SCI does not plan to start the Phase III clinical trials until it has obtained financing for a substantial part, or all of the costs, of the trials through a licensing agreement or a joint venture.

UNIQUE COLD FILL CONTRACT MANUFACTURING SERVICE TO BE OFFERED AT CEL-SCI'S NEW MANUFACTURING FACILITY

      In October 2008, CEL-SCI took over its new, state-of-the-art manufacturing facility. This facility, leased from a third party, will be used to manufacture Multikine for CEL-SCI's Phase III clinical trial. Located near Baltimore, MD, it was designed over several years, and was built out to CEL-SCI's specifications during the past 18 months. CEL-SCI leased this specially designed and built out facility, rather than having Multikine produced by a third party on a contract basis, since regulatory agencies prefer that the same facility be used to manufacture Multikine for both the Phase III trials and commercial sales, assuming the Phase III trial is successful. As is customary with large, complex construction projects, the manufacturing facility required a number of construction, utility and equipment adjustments as well as "punch list" items that required additional time to complete. This resulted in a gap between the time when CEL-SCI took over the facility and the time when validations and other CEL-SCI specific activities could commence. In addition to using this facility to manufacture Multikine, CEL-SCI will offer the use of the facility as a service to pharmaceutical companies and others, particularly those that need to "fill and finish" their drugs in a cold environment (4 degrees Celsius, or approximately 39 degrees Fahrenheit). Fill and finish is the process of filling injectable drugs in a sterile manner and is a key part of the manufacturing process for many medicines.

     The fastest area of growth in the biopharmaceutical and pharmaceutical markets is biologics, and most recently stem cell products. These compounds and therapies are derived from or mimic human cells or proteins and other molecules (e.g., hormones, etc.). Nearly all of the major drugs developed for unmet medical needs (e.g., Avastin(R), Erbitux(R), Rituxan(R), Herceptin(R), Copaxon(R), etc.) are biologics. Biologics are usually very sensitive to heat and quickly lose their biological activity if exposed to room or elevated temperature. Room or elevated temperatures may also affect the shelf-life of a biologic with the result that the product cannot be stored for as long as desired. However, these products do not generally lose activity when kept at 4 degrees Celsius.

      The FDA and other regulatory agencies require a drug developer to demonstrate the safety, purity and potency of a drug being produced for use in humans. When filling a product at 4 degrees Celsius, minimal to no biological losses occur and therefore the potency of the drug is maintained throughout the final critical step of the drug's manufacturing process. If the same temperature sensitive drug is instead aseptically filled at room temperature, expensive and time consuming validation studies must be conducted, first, to be able to obtain a complete understanding of the product's potency loss during the room temperature fill process, and second, to create solutions to the drug's potency losses, which require further testing and validation.

       CEL-SCI's unique, cold aseptic filling suite can be operated at temperatures between 2 degrees Celsius and room temperatures, and at various humidity levels. CEL-SCI's aseptic filling suites are maintained at FDA and EU ISO classifications of 5/6. CEL-SCI also has the capability to formulate, inspect, label and package biologic products at cold temperatures.

      Since a 4 degrees Celsius fill and finish process can save drug manufacturers time and money, CEL-SCI believes it will be able to charge approximately $150,000 for an eight hour fill and finish "run".

      CEL-SCI's lease on the manufacturing facility expires on October 31, 2028. Since October 2008 CEL-SCI has been required to make monthly base rent payments of $131,250. Beginning October 31, 2009 the annual base rent escalates each year at 3%. CEL-SCI is also required to pay all real and personal property taxes, insurance premiums, maintenance expenses, repair costs and utilities associated with the building, which were approximately $33,000 per month as of the date of this prospectus.

      The landlord has the right to declare CEL-SCI in default if CEL-SCI fails to pay any installment of the rent if such failure continues for a period of five business days after CEL-SCI's receipt of written notice from the landlord, provided that if CEL-SCI fails to pay monthly rent more than two times in any twelve month period, the landlord will not be required to provide CEL-SCI with any further notice and CEL-SCI will be in default. In December 2008, CEL-SCI was not in compliance with certain lease requirements (i.e., failure to pay an installment of base rent). This resulted in a lease amendment pursuant to which the landlord agreed to defer three months (December - February) of rent which would be paid back incrementally from future financings. In return, CEL-SCI extended 3,000,000 warrants by one year and repriced the exercise price of these warrants from $1.25 to $0.75. The landlord was also issued an additional 787,000 warrants with an exercise price of $0.75. Both warrants expire on January 26, 2014. On July 1, 2009, CEL-SCI made all lease payments due and has continued to be current on its lease payments.

      Before the manufacturing facility can be used to produce drugs on a contract basis for others, the manufacturing facility must be tested to insure that the facility is operating properly. CEL-SCI started this process in July 2009.

      CEL-SCI does not know of any other facility in the United States which is able to provide cold 4 degrees Celsius finish and fill services on a contract basis.

LEAPS

      CEL-SCI's patented T-cell Modulation Process uses "heteroconjugates" to direct the body to choose a specific immune response. The heteroconjugate technology, referred to as L.E.A.P.S. (Ligand Epitope Antigen Presentation System), is intended to selectively stimulate the human immune system to more effectively fight bacterial, viral and parasitic infections as well as autoimmune, allergies, transplantation rejection and cancer, when it cannot do so on its own. Administered like vaccines, LEAPS combines T-cell binding ligands with small, disease associated, peptide antigens and may provide a new method to treat and prevent certain diseases.

      The ability to generate a specific immune response is important because many diseases are often not combated effectively due to the body's selection of the "inappropriate" immune response. The capability to specifically reprogram an immune response may offer a more effective approach than existing vaccines and drugs in attacking an underlying disease.

      Using the LEAPS technology, CEL-SCI has created a potential peptide vaccine/treatment against H1N1 swine flu. The Company has begun pre-clinical formulation, evaluation and testing of a new application of its H1N1 vaccine, which will allow the targeting of "mutated" versions of H1N1 swine and other influenza viruses. It is believed that the influenza virus may mutate and evolve between now and the winter flu season. In conjunction with the testing, CEL-SCI has produced several L.E.A.P.S. flu vaccines that focus on the conserved, non changing epitopes of the different strains of Type A Influenza viruses (H1N1, H5N1, H3N1, etc.), including "swine", "avian or bird", and "Spanish Influenza", in order to minimize the change of viral "escape by mutations" from immune recognition. CEL-SCI's L.E.A.P.S. flu vaccine contains epitopes known to be associated with immune protection against influenza in animal models.

      With its LEAPS technology CEL-SCI also discovered a second peptide named CEL-2000, a potential rheumatoid arthritis vaccine. The data from animal studies of rheumatoid arthritis using the CEL-2000 treatment vaccine demonstrated that CEL-2000 is an effective treatment against arthritis with fewer administrations than those required by other anti-rheumatoid arthritis treatments, including Enbrel(R). CEL-2000 is also potentially a more disease type specific therapy, is calculated to be significantly less expensive and may be useful in patients unable to tolerate or who may not be responsive to existing anti-arthritis therapies.

GENERAL

      All of CEL-SCI's products are in the development stage. As of July 31, 2009, CEL-SCI was not receiving any revenues from the sale of Multikine or any other products which CEL-SCI was developing.

      CEL-SCI does not expect to develop commercial products for several years, if at all. CEL-SCI has had operating losses since its inception, had an accumulated deficit of approximately $(135,000,000) at June 30, 2009 and expects to incur substantial losses for the foreseeable future.
      CEL-SCI's executive offices are located at 8229 Boone Blvd., #802, Vienna, Virginia 22182, and its telephone number is (703) 506-9460.

THE OFFERING

Securities Offered:

      By means of this prospectus, fourteen shareholders of CEL-SCI are offering to sell 250,000 shares of common stock which they acquired in a private placement, plus 39,540,790 additional shares issuable upon the conversion of a loan, the exercise of warrants, or the sale of shares under an equity line of credit. CEL-SCI refers to the owner of these shares as the selling shareholders in this prospectus.

Common Stock Outstanding:   As of July 31, 2009 CEL-SCI had 147,411,696
                            outstanding shares of common stock. The number of outstanding shares does not give effect to shares which may be issued upon the exercise and/or conversion of options, warrants or other convertible securities. See "Comparative Share Data" for more information.

Risk Factors:               The purchase of the securities offered by
                            this prospectus involves a high degree of risk. Risk factors include the lack of revenues and history of loss, need for additional capital and need for FDA approval. See the "Risk Factors" section of this prospectus for additional Risk Factors.

NYSE AMEX Symbol:           CVM

      This prospectus contains various forward-looking statements that are based on CEL-SCI's beliefs as well as assumptions made by and information currently available to CEL-SCI. When used in this prospectus, the words "believe", "expect", "anticipate", "estimate" and similar expressions are intended to identify forward-looking statements. Such statements may include statements regarding seeking business opportunities, payment of operating expenses, and the like, and are subject to certain risks, uncertainties and assumptions which could cause actual results to differ materially from projections or estimates. Factors which could cause actual results to differ materially are discussed at length under the heading "Risk Factors". Should one or more of the enumerated risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. Investors should not place undue reliance on forward-looking statements, all of which speak only as of the date made.

                                  RISK FACTORS

      Investors should be aware that this offering involves the risks described below, which could adversely affect the price of CEL-SCI's common stock. In addition to the other information contained in this prospectus, the following factors should be considered carefully in evaluating an investment in the securities offered by this prospectus.

Risks Related to CEL-SCI

Since CEL-SCI has earned only limited revenues and has a history of losses, CEL-SCI will require additional capital to remain in operation.

    CEL-SCI has had only limited revenues since it was formed in 1983. Since the date of its formation and through June 30, 2009 CEL-SCI incurred net losses of approximately $(135,000,000). CEL-SCI has relied principally upon the proceeds of public and private sales of its securities to finance its activities to date. All of CEL-SCI's potential products, with the exception of Multikine, are in the early stages of development, and any commercial sale of these products will be many years away. Even potential product sales from Multikine are many years away as cancer trials can be lengthy. Accordingly, CEL-SCI expects to incur substantial losses for the foreseeable future.

Since CEL-SCI does not intend to pay dividends on its common stock, any return to investors will come only from potential increases in the price of CEL-SCI's common stock.

      At the present time, CEL-SCI intends to use available funds to finance CEL-SCI's operations. Accordingly, while payment of dividends rests within the discretion of the Board of Directors, no common stock dividends have been declared or paid by CEL-SCI and CEL-SCI has no intention of paying any common stock dividends.

If CEL-SCI cannot obtain additional capital, CEL-SCI may have to postpone development and research expenditures which will delay CEL-SCI's ability to produce a competitive product. Delays of this nature may depress the price of CEL-SCI's common stock.

      Clinical and other studies necessary to obtain approval of a new drug can be time consuming and costly, especially in the United States, but also in foreign countries. CEL-SCI's estimates of the costs associated with future clinical trials and research may be substantially lower than the actual costs of these activities. The different steps necessary to obtain regulatory approval, especially that of the Food and Drug Administration, involve significant costs and may require several years to complete. CEL-SCI expects that it will need substantial additional financing over an extended period of time in order to fund the costs of future clinical trials, related research, and general and administrative expenses.

      The extent of CEL-SCI's clinical trials and research programs are primarily based upon the amount of capital available to CEL-SCI and the extent to which CEL-SCI has received regulatory approvals for clinical trials. CEL-SCI is currently in the process of establishing estimates of the future costs of the Phase III clinical trial.

      In accordance with the terms of the manufacturing facility's lease, CEL-SCI must maintain a certain amount of cash. Should CEL-SCI's cash position fall below the amount stipulated in the lease CEL-SCI would be required to deposit with the landlord the equivalent of one year's base rent. CEL-SCI paid this additional amount of $1,575,000 in 2008 and has the opportunity to recoup this deposit once its cash balance reaches a certain level. The landlord has the right to declare CEL-SCI in default if CEL-SCI fails to pay any installment of the base rent when such failure continues for a period of 5 business days after CEL-SCI's receipt of written notice from the landlord, provided that if CEL-SCI fails to pay any of the foregoing within five business days more than two times in any twelve-month period during the lease, the landlord will not be required to provide CEL-SCI with any further notice and CEL-SCI will be deemed to be in default. As of the date of this prospectus, CEL-SCI was not in default on the lease.

      The inability of CEL-SCI to conduct clinical trials or research, whether due to a lack of capital or regulatory approval, will prevent CEL-SCI from completing the studies and research required to obtain regulatory approval for any products which CEL-SCI is developing.

No definite plan for marketing of Multikine has been established.

      CEL-SCI has not established a definitive plan for marketing nor has it established a price structure for CEL-SCI's saleable products. However, CEL-SCI intends, if CEL-SCI is in a position to begin commercialization of its products, to sell Multikine itself in certain markets and to enter into written marketing agreements with various major pharmaceutical firms with established sales forces. The sales forces in turn would probably target CEL-SCI's products to cancer centers, physicians and clinics involved in head and neck cancer.

      CEL-SCI may encounter problems, delays and additional expenses in developing marketing plans with outside firms. In addition, even though Multikine should be very cost effective to use if proven to increase overall survival, CEL-SCI may experience other limitations involving the proposed sale of its products, such as uncertainty of third-party reimbursement. There is no assurance that CEL-SCI can successfully market any products which they may develop or market them at competitive prices.

Potential Future Dilution

      To raise additional capital CEL-SCI may have to sell shares of its common stock or securities convertible into common stock at prices that may be below the prevailing market price of CEL-SCI's common stock at the time of sale. The issuance of additional shares will have a dilutive impact on other stockholders and could have a negative effect on the market price of CEL-SCI's common stock.

Multikine is made from components of human blood which involves inherent risks that may lead to product destruction or patient injury which could materially harm CEL-SCI's financial results, reputation and stock price.

      Multikine is made, in part, from components of human blood. There are inherent risks associated with products that involve human blood such as possible contamination with viruses, including Hepatitis or HIV. Any possible contamination could require CEL-SCI to destroy batches of Multikine or cause injuries to patients who receive the product thereby subjecting CEL-SCI to possible financial losses and harm to its business.

Although CEL-SCI has product liability insurance for Multikine, the successful prosecution of a product liability case against CEL-SCI could have a materially adverse effect upon its business if the amount of any judgment exceeds CEL-SCI's insurance coverage.

      Although no claims have been brought to date, participants in CEL-SCI's clinical trials could bring civil actions against CEL-SCI for any unanticipated harmful effects arising from the use of Multikine or any drug or product that CEL-SCI may try to develop. Although CEL-SCI believes its insurance coverage of $1,000,000 per claim is adequate, the defense or settlement of any product liability claim could adversely affect CEL-SCI even if the defense and settlement costs did not exceed CEL-SCI's insurance coverage.

CEL-SCI's directors are allowed to issue shares of preferred stock with provisions that could be detrimental to the interests of the holders of CEL-SCI's common stock.

      The provisions in CEL-SCI's Articles of Incorporation relating to CEL-SCI's preferred stock would allow CEL-SCI's directors to issue preferred stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI's common stock. The issuance of preferred stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

CEL-SCI's auditor's report contained an explanatory paragraph expressing substantial doubt about the Company's ability to continue in business.

      As a result of CEL-SCI's continuing losses, negative cash flows, and negative working capital, CEL-SCI's independent registered public accounting firm, BDO Seidman, LLP, issued a report in connection with the audit of CEL-SCI's consolidated financial statement for the year ended September 30, 2008 that contained an explanatory paragraph expressing substantial doubt about CEL-SCI's ability to continue in business. The substantial doubt about CEL-SCI's ability to continue in business could have an adverse impact on CEL-SCI's ability to execute its business plan, result in the reluctance on the part of certain suppliers to do business with CEL-SCI, or adversely affect CEL-SCI's ability to raise additional capital. However, it should be noted that CEL-SCI has raised approximately $10.4 million in new equity since June 24, 2009.

Risks Related to Government Approvals

CEL-SCI's product candidates must undergo rigorous preclinical and clinical testing and regulatory approvals, which could be costly and time-consuming and subject CEL-SCI to unanticipated delays or prevent CEL-SCI from marketing any products.

      Therapeutic agents, drugs and diagnostic products are subject to approval, prior to general marketing, by the FDA in the United States and by comparable agencies in most foreign countries. Before obtaining marketing approval, CEL-SCI's product candidates must undergo rigorous preclinical and clinical testing which is costly and time consuming and subject to unanticipated delays. There can be no assurance that such approvals will be granted.

      CEL-SCI cannot be certain when or under what conditions it will undertake further clinical trials, including the Phase III clinical trial for Multikine. The clinical trials of CEL-SCI's product candidates may not be completed on schedule, the FDA or foreign regulatory agencies may order CEL-SCI to stop or modify its research or these agencies may not ultimately approve any of CEL-SCI's product candidates for commercial sale. Varying interpretations of the data obtained from pre-clinical and clinical testing could delay, limit or prevent regulatory approval of CEL-SCI's product candidates. The data collected from CEL-SCI's clinical trials may not be sufficient to support regulatory approval of its various product candidates, including Multikine. CEL-SCI's failure to adequately demonstrate the safety and efficacy of any of its product candidates would delay or prevent regulatory approval of its product candidates in the United States, which could prevent CEL-SCI from achieving profitability.

      The requirements governing the conduct of clinical trials, manufacturing, and marketing of CEL-SCI's product candidates, including Multikine, outside the United States can vary from country to country. Foreign approvals may take longer to obtain than FDA approvals and can require, among other things, additional testing and different trial designs. Foreign regulatory approval processes include all of the risks associated with the FDA approval processes. Some of those agencies also must approve prices for products approved for marketing. Approval of a product by the FDA does not ensure approval of the same product by the health authorities of other countries. In addition, changes in regulatory policy in the US or in foreign countries for product approval during the period of product development and regulatory agency review of each submitted new application may cause delays or rejections.

      CEL-SCI has only limited experience in filing and pursuing applications necessary to gain regulatory approvals, which may impede its ability to obtain timely approvals from the FDA or foreign regulatory agencies, if at all. CEL-SCI will not be able to commercialize Multikine and other product candidates until it has obtained regulatory approval, and any delay in obtaining, or inability to obtain, regulatory approval could harm its business. In addition, regulatory authorities may also limit the types of patients to which CEL-SCI or others may market Multikine or CEL-SCI's other products.

       Any failure to obtain or any delay in obtaining required regulatory approvals may adversely affect the ability of CEL-SCI or potential licensees to successfully market any products they may develop.

Even if CEL-SCI obtains regulatory approval for its product candidates, CEL-SCI will be subject to stringent, ongoing government regulation.

      If CEL-SCI's products receive regulatory approval, either in the United States or internationally, CEL-SCI will be subject to extensive regulatory requirements. These regulations are wide-ranging and govern, among other things:

     o    product design, development and manufacture;

     o    adverse drug experience;

     o    product advertising and promotion;

     o    product   manufacturing,   including   good   manufacturing   practice
          requirements;

     o    record keeping requirements;

     o registration and listing of CEL-SCI's establishments and products with the FDA and certain state agencies;

     o    product storage and shipping;

     o    drug sampling and distribution requirements;

     o    electronic record and signature requirements; and

     o    labeling changes or modifications.


      CEL-SCI and any third-party manufacturers or suppliers must continually adhere to federal regulations setting forth requirements, known as current Good Manufacturing Practices, or cGMPs, and their foreign equivalents, which are enforced by the FDA and other national regulatory bodies through their facilities inspection programs. If CEL-SCI's facilities, or the facilities of its contract manufacturers or suppliers, cannot pass a pre-approval plant inspection, the FDA will not approve the marketing applications of CEL-SCI's product candidates. In complying with cGMP and foreign regulatory requirements, CEL-SCI and any of its potential third-party manufacturers or suppliers will be obligated to expend time, money and effort in production, record-keeping and quality control to ensure that its products meet applicable specifications and other requirements. State regulatory agencies and the regulatory agencies of other countries have similar requirements.

     If CEL-SCI does not comply with regulatory requirements at any stage, whether before or after marketing approval is obtained, it may be subject to license suspension or revocation, criminal prosecution, seizure, injunction, fines, or be forced to remove a product from the market or experience other adverse consequences, including restrictions or delays in obtaining regulatory marketing approval, which could materially harm CEL-SCI's financial results, reputation and stock price. Additionally, CEL-SCI may not be able to obtain the labeling claims necessary or desirable for product promotion. CEL-SCI may also be required to undertake post-marketing trials. In addition, if CEL-SCI or other parties identify adverse effects after any of CEL-SCI's products are on the market, or if manufacturing problems occur, regulatory approval may be withdrawn. CEL-SCI may be required to reformulate its products, conduct additional clinical trials, make changes in its product's labeling or indications of use, or submit additional marketing applications to support these changes. If CEL-SCI encounters any of the foregoing problems, its business and results of operations will be harmed and the market price of our common stock may decline.

      Also, the extent of adverse government regulations which might arise from future legislative or administrative action cannot be predicted. Without government approval, CEL-SCI will be unable to sell any of its products.

Risks Related to Intellectual Property

CEL-SCI may not be able to achieve or maintain a competitive position and other technological developments may result in CEL-SCI's proprietary technologies becoming uneconomical or obsolete.

      The biomedical field in which CEL-SCI is involved is undergoing rapid and significant technological change. The successful development of therapeutic agents from CEL-SCI's compounds, compositions and processes through CEL-SCI-financed research, or as a result of possible licensing arrangements with pharmaceutical or other companies, will depend on its ability to be in the technological forefront of this field.

      Many companies are working on drugs designed to cure or treat cancer and have substantial financial, research and development, and marketing resources and are capable of providing significant long-term competition either by establishing in-house research groups or by forming collaborative ventures with other entities. In addition, smaller companies and non-profit institutions are active in research relating to cancer and infectious diseases.

CEL-SCI's patents might not protect CEL-SCI's technology from competitors, in which case CEL-SCI may not have any advantage over competitors in selling any products which it may develop.

      Certain aspects of CEL-SCI's technologies are covered by U.S. and foreign patents. In addition, CEL-SCI has a number of new patent applications pending. There is no assurance that the applications still pending or which may be filed in the future will result in the issuance of any patents. Furthermore, there is no assurance as to the breadth and degree of protection any issued patents might afford CEL-SCI. Disputes may arise between CEL-SCI and others as to the scope and validity of these or other patents. Any defense of the patents could prove costly and time consuming and there can be no assurance that CEL-SCI will be in a position, or will deem it advisable, to carry on such a defense. Other private and public concerns, including universities, may have filed applications for, or may have been issued, patents and are expected to obtain additional patents and other proprietary rights to technology potentially useful or necessary to CEL-SCI. The scope and validity of such patents, if any, the extent to which CEL-SCI may wish or need to acquire the rights to such patents, and the cost and availability of such rights are presently unknown. Also, as far as CEL-SCI relies upon unpatented proprietary technology, there is no assurance that others may not acquire or independently develop the same or similar technology.

Risks Related to CEL-SCI's Common Stock

Since the market price for CEL-SCI's common stock is volatile, investors may not be able to sell any of CEL-SCI's shares at a profit.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. During the twelve months ended June 30, 2009, CEL-SCI's stock price has ranged from a low of $0.14 per share to a high of $0.78 per share. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the future market price of CEL-SCI's common stock.

Shares issuable upon the conversion of notes or the exercise of outstanding warrants and options may substantially increase the number of shares available for sale in the public market and may depress the price of CEL-SCI's common stock.

      CEL-SCI had outstanding convertible notes, options and warrants which as of July 31, 2009 could potentially allow the holders to acquire up to approximately 103,000,000 additional shares of its common stock. Until the options and warrants expire, or the convertible notes are paid, the holders will have an opportunity to profit from any increase in the market price of CEL-SCI's common stock without assuming the risks of ownership. Holders of convertible notes, options and warrants may convert or exercise these securities at a time when CEL-SCI could obtain additional capital on terms more favorable than those provided by the options. The conversion of the notes or the exercise of the options and warrants will dilute the voting interest of the owners of presently outstanding shares by adding a substantial number of additional shares of CEL-SCI's common stock.

      CEL-SCI has filed, or plans to file, registration statements with the Securities and Exchange Commission so that substantially all of the shares of common stock which are issuable upon the exercise of outstanding options and warrants may be sold in the public market. The sale of common stock issued or issuable upon the exercise of the warrants described above, or the perception that such sales could occur, may adversely affect the market price of CEL-SCI's common stock.

                             COMPARATIVE SHARE DATA

                                               Number of Shares   Note Reference
                                               ----------------   --------------

Shares outstanding as of July 31, 2009           147,411,696

                                               Number of Shares   Note Reference
                                               ----------------   --------------
Shares to be sold in this offering:

o     Shares purchased in a private offering         250,000

o     shares issuable upon conversion of loan
      payable to officer and director              2,760,142              A

o     shares issuable upon exercise of warrants
      issued to officer and director               3,497,539              A

o     shares issuable upon exercise of warrants
      held by private investors                   21,655,203              B

o     shares which may be sold under equity
      line of credit                                 Unknown              C


      The number of shares outstanding as of July 31, 2009 excludes shares which may be issued upon the exercise of the options or warrants described below.

Other Shares Which May Be Issued:
                                                          Number of       Note
                                                            Shares     Reference
                                                          ----------   ---------

   Shares issuable upon exercise of Series L and M
      warrants                                            20,043,335        D

   Shares issuable as payment of interest on
      the Series K notes between the date of this
      prospectus and the due date                            414,546        E

   Shares issuable as payment of principal on
      the Series K notes                                   2,576,790        E

   Shares issuable upon the exercise of the
     Series K warrants                                    12,367,619        E

   Shares issuable upon exercise of options granted
     to CEL-SCI's officers,  directors, employees,
     consultants, and third parties                       30,838,885        F

   Shares issuable upon exercise of Series A warrants     10,116,560        G


A. Between December 2008 and June 2009, Maximilian de Clara, CEL-SCI's President and a director, loaned CEL-SCI $1,104,057. The loan was initially payable at the end of March, 2009, but was extended to the end of June, 2009. At the time the loan was due, and in accordance with the loan agreement, CEL-SCI issued Mr. de Clara a warrant which entitles Mr. de Clara to purchase 1,648,244 shares of CEL-SCI's common stock at a price of $0.40 per share. The warrant is exercisable at any time prior to June 24, 2014. Although the loan was to be repaid from the proceeds of CEL-SCI's recent financing, CEL-SCI's Directors deemed it beneficial not to repay the loan and negotiated a second extension of the loan with Mr. de Clara on terms similar to the June 2009 financing. Pursuant to the terms of the second extension the note is now due on July 6, 2014, but, at Mr. de Clara's option, the loan can be converted into shares of CEL-SCI's common stock. The number of shares which will be issued upon any conversion will be determined by dividing the amount to be converted by $0.40. If the entire loan was converted Mr. de Clara would receive 2,760,142 shares of common stock. As further consideration for the second extension, Mr. de Clara received warrants which allow Mr. de Clara to purchase 1,849,295 shares of CEL-SCI's common stock at a price of $0.50 per share at any time prior to December 6, 2015. The loan from Mr. de Clara bears interest at 15% per year and is secured by a second lien on substantially all of CEL-SCI's assets. CEL-SCI does not have the right to prepay the loan without Mr. de Clara's consent.

B. The names of the warrant holders and the terms of the warrants are shown below:

                                       Shares Issuable
                               Issue    Upon Exercise    Exercise   Expiration
Warrant Holder                 Date      of Warrants      Price       Date
--------------                 -----    --------------   --------   ----------

Eastern Biotech                5/30/03      400,000        $ 0.47     5/30/13
Jena Holdings, LLC            10/13/05      271,370        $ 0.55    10/24/10
Cher Ami Holdings             12/01/03      441,176        $ 0.56    12/01/09
Cher Ami Holdings              7/18/05      375,000        $ 0.65     7/18/11
Lucci Financial Group         10/14/05       80,000        $ 1.00    10/14/10
Lucci Financial Group         10/14/05       80,000        $ 2.00    10/14/10
Cher Ami Holdings              2/09/06      150,000        $ 0.56     2/09/11
Eastern Biotech                4/17/06      800,000        $ 1.25     6/30/13
Cher Ami Holdings              5/18/06      800,000        $ 0.82     5/17/11
Eastern Biotech                8/18/08    2,000,000 (1)    $ 0.40     8/18/14
Rockmore Investment Master
   Fund Ltd.                   8/18/08       75,084 (1)    $ 0.40     8/18/14
VIF II CEL-SCI Partners, LLC   1/26/09    6,084,375        $ 0.75     1/26/14
Byron Biopharma                3/27/09    7,500,000        $ 0.25     3/06/16
Crystal Research, Inc.         5/29/07      100,000        $ 0.84     5/28/11
Karen Carson                   2/15/05       15,000        $ 0.73     2/15/15
Eastern Biotech                6/30/09    1,750,000 (1)    $ 0.40     8/18/14
Rockmore Investment Master
 Fund Ltd.                     6/30/09       65,698 (1)    $ 0.40     8/18/14
Christian Schleuning           7/08/09      167,500        $ 0.50    12/24/14
Platinum Partners Liquid/
 Opportunity Master Fund, L.P. 7/31/09      475,000           (2)         (2)
Cornix Management, LLC         7/31/09       25,000           (2)         (2)


(1)  CEL-SCI sometimes refers to these securities as the Series N Warrants.

(2) On July 31, 2009 CEL-SCI borrowed $2,000,000 from these investors. The loans are evidenced by CEL-SCI's Series B promissory notes. The Series B note holders also received Series B warrants. The Series B warrants allow the holders to purchase up to 500,000 shares of CEL-SCI's common stock at a price which will be the higher of $0.50 per share, or the closing price plus $0.01, of CEL-SCI's common stock on the date preceding the closing date. The Series B warrants can be exercised at any time six months after the closing date and expire five years after the closing date.

C. An unknown number of shares of common stock are issuable under the equity line of credit agreement between CEL-SCI and Ascendiant Capital Group, LLC. See the section this prospectus entitled "Equity Line of Credit Agreement" for more information concerning the equity line.

D. In April 2007, CEL-SCI sold 20,000,000 Units to Korral Partners, an institutional investor, for $15,000,000. Each Unit was priced at $0.75 and consisted of one share of CEL-SCI's common stock, one-half of a Series L warrant and one-half of a Series M warrant. Immediately after this sale Korral Partners sold the 20,000,000 shares of CEL-SCI's common stock and the 10,000,000 Series M warrants to 19 foreign investors. Korral Partners retained the 10,000,000 Series L warrants.

      Pursuant to a previously granted right of participation two investors in CEL-SCI's August 2006 financing purchased 43,333 Units, which were identical to the Units sold to Korral Partners, at a price of $0.75 per Unit.

      Each Series L warrant allows the holder to purchase one share of CEL-SCI's common stock for $0.75. Each Series M warrant allows the holder to purchase one share of CEL-SCI's common stock for $2.00. The Series L and M warrants expire on April 17, 2012.

      In September 2008, 2,250,000 of the Series L warrants were repriced to $0.56 and their expiration date was extended one year to April 17, 2013.

E. In August 2006, CEL-SCI sold Series K convertible notes, plus Series K warrants, to independent private investors for $8,300,000. The notes bear interest annually at the greater of 8% or 6 month LIBOR plus 3% per year. The Notes are due and payable on August 4, 2011. However, at any time after August 4, 2009 any Note holder will have the right to require CEL-SCI to pay all or any portion of the outstanding principal amount of the Notes, plus all accrued but unpaid interest. The Notes are secured and collateralized by substantially all of CEL-SCI's assets. If CEL-SCI fails to make any interest or principal payment when due, the Notes will become immediately due and payable.

      At the holder's option, the Series K notes are convertible into shares of CEL-SCI's common stock at a conversion price of $0.40. The Series K warrants allow the holders to purchase up to 12,377,619 shares of CEL-SCI's common stock at a price of $0.40 per share at any time prior to February 4, 2012.

      If CEL-SCI sells any additional shares of common stock, or any securities convertible into common stock at a price below the $0.40, the Conversion Price of the notes and the warrant exercise price will be lowered to the price at which the shares were sold or the lowest price at which the securities are convertible, as the case may be.

      At CEL-SCI's election, and under certain conditions, CEL-SCI may use shares of its common stock to make interest or principal payments on the Series K notes. The actual number of shares which may be issued as payment of interest or principal may increase if the price of CEL-SCI's common stock is below the then applicable conversion price of the Series K notes.

      To the extent CEL-SCI uses its shares to make principal payments on the notes, the number of shares which may be issued upon the conversion of the notes may be less due to reduction in the outstanding principal balance of the notes.

      The actual number of shares which will ultimately be issued upon the payment or conversion of the Series K notes (if any) will vary depending upon a number of factors, including CEL-SCI's election to use shares of its common stock to pay principal or interest on the Series K notes.

      Since August 2006 the principal balance of the notes had been reduced as a result of conversions and payments by CEL-SCI. As of August 15, 2009, notes in the principal amount of $315,716 were outstanding.

F. The options are exercisable at prices ranging from $0.16 to $4.50 per share. CEL-SCI may also grant options to purchase additional shares under its Incentive Stock Option and Non-Qualified Stock Option Plans.

G. Between June 29 and July 1, 2009 CEL-SCI sold 15,099,346 shares of its common stock at a price of $0.40 per share. The investors in this offering also received 10,116,560 Series A warrants. Each Series A warrant entitles the holder to purchase one share of CEL-SCI's common stock. The Series A warrants may be exercised at any time on or after December 24, 2009 and on or prior to December 24, 2014 at a price of $0.50 per share. The shares issuable upon the exercise of the Series A warrants have been registered by means of a separate registration statement.

                        MARKET FOR CEL-SCI'S COMMON STOCK

      As of July 31, 2009 there were approximately 1,100 record holders of CEL-SCI's common stock. CEL-SCI's common stock is traded on the NYSE Amex under the symbol "CVM". Set forth below are the range of high and low quotations for CEL-SCI's common stock for the periods indicated as reported on the NYSE Amex. The market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions and may not necessarily represent actual transactions.

        Quarter Ending        High               Low
        --------------        ----               ---

          12/31/06            $0.81             $0.55
           3/31/07            $0.90             $0.56
           6/30/07            $1.08             $0.71
           9/30/07            $0.76             $0.57

         12/31/07             $0.64             $0.48
          3/31/08             $0.74             $0.37
          6/30/08             $0.71             $0.60
          9/30/08             $0.78             $0.40

         12/31/08             $0.43             $0.18
          3/31/09             $0.40             $0.14
          6/30/09             $0.80             $0.20

      Holders of common stock are entitled to receive dividends as may be declared by the Board of Directors out of legally available funds and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The Board of Directors is not obligated to declare a dividend. CEL-SCI has not paid any dividends on its common stock and CEL-SCI does not have any current plans to pay any common stock dividends.

      The provisions in CEL-SCI's Articles of Incorporation relating to CEL-SCI's preferred stock would allow CEL-SCI's directors to issue preferred stock with rights to multiple votes per share and dividend rights which would have priority over any dividends paid with respect to CEL-SCI's Common Stock. The issuance of preferred stock with such rights may make more difficult the removal of management even if such removal would be considered beneficial to shareholders generally, and will have the effect of limiting shareholder participation in certain transactions such as mergers or tender offers if such transactions are not favored by incumbent management.

      The market price of CEL-SCI's common stock, as well as the securities of other biopharmaceutical and biotechnology companies, have historically been highly volatile, and the market has from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. Factors such as fluctuations in CEL-SCI's operating results, announcements of technological innovations or new therapeutic products by CEL-SCI or its competitors, governmental regulation, developments in patent or other proprietary rights, public concern as to the safety of products developed by CEL-SCI or other biotechnology and pharmaceutical companies, and general market conditions may have a significant effect on the market price of CEL-SCI's common stock.

                         EQUITY LINE OF CREDIT AGREEMENT

      On December 30, 2008, CEL-SCI entered into an equity line of credit agreement with Ascendiant Capital Group, LLC in order to establish a possible source of funding for CEL-SCI. The equity line of credit agreement establishes what is sometimes also referred to as an equity drawdown facility.

      Under the equity line of credit agreement, Ascendiant has agreed to provide CEL-SCI with up to $5,000,000 of funding prior to January 6, 2011. During this period, CEL-SCI may request a drawdown under the equity line of credit by selling shares of its common stock to Ascendiant and Ascendiant will be obligated to purchase the shares. CEL-SCI may request a drawdown once every ten trading days, although CEL-SCI is under no obligation to request any drawdowns under the equity line of credit. There must be a minimum of two trading days between each drawdown request.

      During the ten trading days following a drawdown request, CEL-SCI will calculate the amount of shares it will sell to Ascendiant and the purchase price per share. The purchase price per share of common stock will be based on the daily volume weighted average price of CEL-SCI's common stock during each of the ten trading days immediately following the drawdown date, less a discount of 9%.

      CEL-SCI may request a drawdown by faxing a drawdown notice to Ascendiant, stating the amount of the drawdown and the lowest price, if any, at which CEL-SCI is willing to sell the shares. The lowest price will be set by CEL-SCI's Chief Executive Officer in his sole and absolute discretion.

Calculation of Drawdown Amount, Purchase Price and Number of Shares Sold

      There is no minimum amount CEL-SCI can draw down at any one time. The maximum amount CEL-SCI can draw down at any one time is an amount equal to:

     o 10% of the total trading volume of CEL-SCI's common stock for the ten trading days prior to the date of the drawdown request, multiplied by

     o the weighted average price of CEL-SCI's common stock for the same ten trading days,

       or any other amount mutually agreed upon by CEL-SCI and Ascendiant.

       On the day following the delivery of the drawdown notice, a valuation period of ten trading days will start:

     o On each of the ten trading days during the valuation period, the number of shares to be sold to Ascendiant will be determined by dividing 1/10 of the drawdown amount by the purchase price on each trading day. The purchase price will be 91% of the volume weighted average price of CEL-SCI's common stock on that day.

     o If the purchase price on any trading day during the ten trading day calculation period is below the minimum price specified by CEL-SCI, then Ascendiant will not purchase any shares on that day, and the drawdown amount will be reduced by 1/10.

      Using the formula described above, if CEL-SCI had requested a drawdown on December 12, 2008, the maximum amount CEL-SCI could draw down during the subsequent ten trading days would have been approximately $72,125. Based upon the volume weighted average of CEL-SCI's common stock during the ten trading days subsequent to December 12, 2008, CEL-SCI would have sold 258,000 shares of its common stock to Ascendiant and would have received proceeds from the sale of these shares of approximately $72,125.

      If CEL-SCI sets a minimum price which is too high and CEL-SCI's stock price does not consistently meet that level during the ten trading days after its drawdown request, the amount CEL-SCI can draw and the number of shares CEL-SCI will sell to Ascendiant will be reduced. On the other hand, if CEL-SCI sets a minimum price which is too low and its stock price falls significantly but stays above the minimum price, CEL-SCI will have to issue a greater number of shares to Ascendiant based on the reduced market price.

Payment for Shares

      The shares purchased on the ten trading days following a drawdown request will be issued and paid for on the 13th trading day following the drawdown request.

Termination of the Equity Line of Credit Agreement

      The equity line of credit agreement will be terminated if:

     o CEL-SCI's common stock is de-listed from the NYSE Amex unless the de-listing is in connection with CEL-SCI's subsequent listing of its common stock on the NASDAQ National Market, the NASDAQ SmallCap Market, the New York Stock Exchange, the OTC Bulletin Board,

     o CEL-SCI files for protection from its creditors under the Federal Bankruptcy laws,

     o The shares which are to be sold to Ascendiant are not covered by an effective registration statement,

     o    Ascendiant fails to honor a drawdown notice, or

     o the equity line of credit agreement violates any other agreement to which CEL-SCI is a party.

General

      On the trading day immediately prior to the date CEL-SCI sends its first drawdown notice to Ascendiant, and in consideration for providing the equity drawdown facility, CEL-SCI will deliver to Ascendiant shares of its common stock equal in number to the amount determined by:

     o    dividing $250,000 by

     o the greater of the weighted average price of CEL-SCI's common stock or the closing bid price of CEL-SCI's common stock on the second trading day immediately preceding the drawdown notice.

      Ascendiant is entitled to customary indemnification from CEL-SCI for any losses or liabilities it suffers as a result of any breach by CEL-SCI of any provisions of the equity line of credit agreement, or as a result of any lawsuit brought by any shareholder of CEL-SCI, provided the shareholder instituting the lawsuit is not an officer, director or principal shareholder of CEL-SCI.

                              SELLING SHAREHOLDERS

      See "Comparative Share Data" for information concerning the terms of the convertible loan and warrants.

      CEL-SCI refers to the owners of these shares as the selling shareholders in this prospectus. CEL-SCI will not receive any proceeds from the sale of the shares by the selling shareholders. The name of, and the shares to be sold by, the selling shareholders are:

                                    Shares
                                   Issuable                           Shares to   Owner-
                                     Upon         Shares Which May     be Sold     ship
                        Shares     Conversion     be Acquired Upon     in this    After
Name                    Owned       of Loan     Exercise of Warrants  Offering   Offering
----                    ------     ----------  ---------------------  ---------  --------

Maximilian de Clara                 2,760,142         3,497,539       6,257,681
Byron Biopharma                                       7,500,000       7,500,000       --
Cher Ami Holdings                                     1,766,176       1,766,176       --
Cornix Management, LLC                                   25,000          25,000       --
Crystal Research, Inc.                                  100,000         100,000       --
Eastern Biotech                                       4,950,000       4,950,000       --
Jena Holdings, LLC                                      271,370         271,370       --
Lucci Financial Group                                   160,000         160,000       --
Platinum Partners Liquid/
    Opportunity Master
    Fund, L.P.                                          475,000         475,000       --
Rockmore Investment
    Master Fund Ltd.                                    140,782         140,782       --
VIF II CEL-SCI --
     Partners, LLC                                    6,084,375       6,084,375       --
Karen Carson                                             15,000          15,000       --
Christian Schleuning   250,000                          167,500         417,500       --

      For purposes of the foregoing table, it is assumed that all shares owned, or which may be acquired, by the selling shareholders are sold to the public by means of this prospectus.

      If all warrants listed in the above table were exercised, CEL-SCI would receive approximately $12,800,000.

      The controlling person of each selling shareholder, which is not an individual, is shown below:

      Selling Shareholder                    Controlling Person
      -------------------                    ------------------

      Lucci Financial Group                  Michael Lucci
      Byron Biopharma                        Ed Smith
      Cher Ami Holdings                      Dr. Fischer-Zenin
      Cornix Management, LLC                 Kerry Propper, Steve Urbach and
                                                Jonas Grossman
      Crystal Research, Inc.                 Jeffrey Kraws
      Eastern Biotech                        Marta de Saavedra and Leslie Barker
                                                de Giron
      Jena Holdings, LLC                     Roger Smythe
      Platinum Partners Liquid/Opportunity   David Levy
          Master Fund, L.P.
      Rockmore Investment Master Fund Ltd.   Bruce Bernstein
      VIF II CEL-SCI Partners, LLC           Stan Wendzel


Plan of Distribution

      The selling shareholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling shares:

     o    ordinary   brokerage   transactions  and  transactions  in  which  the
          broker-dealer solicits purchasers;

     o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

     o    purchases  by  a   broker-dealer   as  principal  and  resale  by  the
          broker-dealer for its account;

     o    an  exchange   distribution  in  accordance  with  the  rules  of  the
          applicable exchange;

     o    privately negotiated transactions;

     o    short sales;

     o broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

     o    a combination of any such methods of sale; and

     o    any other method permitted pursuant to applicable law.

      The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

      The selling shareholders may also engage in short sales against the box, puts and calls and other transactions in securities of CEL-SCI or derivatives of CEL-SCI securities and may sell or deliver shares in connection with these trades. The selling shareholders may pledge its shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

      Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholder (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

      The selling shareholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     CEL-SCI is required to pay all fees and expenses incident to the registration of the shares.

      CEL-SCI has advised the selling shareholders that in the event of a "distribution" of the shares owned by the selling shareholders, the selling shareholders, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution may be subject to Rule 102 under the Securities Exchange Act of 1934 ("1934 Act") until their participation in that distribution is completed. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". CEL-SCI has also advised the selling shareholders that Rule 102 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering. Rule 101 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution.

                            DESCRIPTION OF SECURITIES

Common Stock

      CEL-SCI is authorized to issue 300,000,000 shares of common stock, (the "common stock"). Holders of common stock are each entitled to cast one vote for each share held of record on all matters presented to shareholders. Cumulative voting is not allowed; hence, the holders of a majority of the outstanding common stock can elect all directors.

      Holders of common stock are entitled to receive such dividends as may be declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation, to share pro rata in any distribution of CEL-SCI's assets after payment of liabilities. The board is not obligated to declare a dividend. It is not anticipated that dividends will be paid in the foreseeable future.

      Holders of common stock do not have preemptive rights to subscribe to additional shares if issued by CEL-SCI. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. All of the outstanding shares of common stock are fully paid and non-assessable and all of the shares of common stock offered as a component of the Units will be, upon issuance, fully paid and non-assessable.

Preferred Stock

      CEL-SCI is authorized to issue up to 200,000 shares of preferred stock. CEL-SCI's Articles of Incorporation provide that the Board of Directors has the authority to divide the preferred stock into series and, within the limitations provided by Colorado statute, to fix by resolution the voting power, designations, preferences, and relative participation, special rights, and the qualifications, limitations or restrictions of the shares of any series so established. As the Board of Directors has authority to establish the terms of, and to issue, the preferred stock without shareholder approval, the preferred stock could be issued to defend against any attempted takeover of CEL-SCI. As of July 10, 2009 no shares of preferred stock were outstanding.

Options, Warrants and Convertible Securities

      See "Comparative Share Data" for information concerning CEL-SCI's outstanding options, warrants and convertible securities.

Transfer Agent

     Computershare Trust Company, Inc., of Denver, Colorado, is the transfer agent for CEL-SCI's common stock.

                                     EXPERTS

      The financial statements as of September 30, 2008 and 2007 and for each of the three years in the period ended September 30, 2008 incorporated by reference in this Prospectus have been so incorporated in reliance on the report of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

                                 INDEMNIFICATION

      CEL-SCI's bylaws authorize indemnification of a director, officer, employee or agent of CEL-SCI against expenses incurred by him in connection with any action, suit, or proceeding to which he is named a party by reason of his having acted or served in such capacity, except for liabilities arising from his own misconduct or negligence in performance of his duty. In addition, even a director, officer, employee, or agent of CEL-SCI who was found liable for misconduct or negligence in the performance of his duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, or persons controlling CEL-SCI pursuant to the foregoing provisions, CEL-SCI has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                             ADDITIONAL INFORMATION

      CEL-SCI is subject to the requirements of the Securities Exchange Act of l934 and is required to file reports, proxy statements and other information with the Securities and Exchange Commission. Copies of any such reports, proxy statements and other information filed by CEL-SCI can be read and copied at the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C., 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains an Internet site that contains reports, proxy and information statements, and other information regarding CEL-SCI. The address of that site is http://www.sec.gov.

      CEL-SCI will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference below (other than exhibits to these documents, unless the exhibits are specifically incorporated by reference into this prospectus). Requests should be directed to:

                               CEL-SCI Corporation
                             8229 Boone Blvd., #802
                             Vienna, Virginia 22182
                                 (703) 506-9460

         The following documents filed with the Commission by CEL-SCI (Commission File No. 0-11503) are incorporated by reference into this prospectus:

     (1)  Annual  Report on Form 10-K for the fiscal  year ended  September  30,
          2008.
     (2)  Proxy Statement relating to its March 3, 2008 shareholders' meeting.
     (3)  Report on Form 8-K filed on December 9, 2008.
     (4)  Report on Form 10-Q for the three months ended December 31, 2008.
     (5)  Report on Form 8-K filed January 6, 2009.

     (6)  Report on Form 8-K filed March 12, 2009.
     (7)  Report on Form 8-K filed April 1, 2009.
     (8)  Report on form 10-Q for the three months ended March 31, 2009.
     (9)  Report on Form 8-K filed June 25, 2009.
     (10) Report on Form 8-K filed June 29, 2009.
     (11) Report on Form 8-K filed July 2, 2009.
     (12) Report on Form 8-K filed on August 5, 2009.
     (13) Report on Form 10-Q for the three  months  ended June 30,  2009.
     (14) Report on Form 8-K filed on August 21, 2009.

      All documents filed with the Commission by CEL-SCI pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this prospectus and to be a part of this prospectus from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or in any subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

      Investors are entitled to rely upon information in this prospectus or incorporated by reference at the time it is used by CEL-SCI to offer and sell securities, even though that information may be superseded or modified by information subsequently incorporated by reference into this prospectus.

      CEL-SCI has filed with the Securities and Exchange Commission a Registration Statement under the Securities Act of l933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to CEL-SCI and such securities, reference is made to the Registration Statement and to the exhibits filed with the Registration Statement. Statements contained in this prospectus as to the contents of any contract or other documents are summaries which are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and related exhibits may also be examined at the Commission's internet site.

                                TABLE OF CONTENTS

                                                                          Page

Prospectus Summary........................................
Risk Factors..............................................
Comparative Share Data....................................
Market for Cel-Sci's Common Stock ........................
Equity Line of Credit Agreement ..........................
Selling Shareholders......................................
Description of Securities.................................
Experts...................................................
Indemnification...........................................
Additional Information....................................





                                  Common stock

                               CEL-SCI CORPORATION


                                   PROSPECTUS

                                     PART II
                     Information Not Required in Prospectus


Item 14.  Other Expenses of Issuance and Distribution

             SEC Filing Fee                                     $   993
             Blue Sky Fees and Expenses                             100
             Printing and Engraving Expenses                      2,000
             Legal Fees and Expenses                             20,000
             Accounting Fees and Expenses                        10,000
             Miscellaneous Expenses                               1,907
                                                                -------
             TOTAL                                              $35,000
                                                                =======

             All expenses other than the SEC filing fees are estimated.

Item 15.  Indemnification of Officers and Directors.

      It is provided by Section 7-109-102 of the Colorado Revised Statutes and CEL-SCI's Bylaws that CEL-SCI may indemnify any and all of its officers, directors, employees or agents or former officers, directors, employees or agents, against expenses actually and necessarily incurred by them, in connection with the defense of any legal proceeding or threatened legal proceeding, except as to matters in which such persons shall be determined to not have acted in good faith and in the best interest of CEL-SCI.

Item 16.  Exhibits

3(a) Articles of Incorporation          Incorporated by reference to Exhibit
                                        3(a) of CEL-SCI's combined Registration
                                        Statement on Form S-1 and Post-Effective
                                        Amendment ("Registration Statement"),
                                        Registration Nos. 2-85547-D and 33-7531.

 (b) Amended Articles                   Incorporated by reference to Exhibit
                                        3(a) of CEL-SCI's Registration Statement on Form S-1, Registration Nos. 2-85547-D and 33-7531.

 (c) Amended Articles                   Filed as Exhibit 3(c) to CEL-SCI's
    (Name change only)                  Registration Statement on Form S-1
                                        Registration Statement (No. 33-34878).

 (d) Bylaws                             Incorporated by reference to Exhibit
                                        3(b) of CEL-SCI's Registration
                                        Statement on Form S-1, Registration Nos.
                                        2-85547-D and 33-7531.

4.    Shareholders Rights Agreement     Incorporated by reference to Exhibit 4
                                        of  CEL-SCI's report on Form 8-K dated
                                        November 7, 2007.

5.    Opinion of Counsel

10(d) Employment Agreement with         Incorporated by reference to Exhibit
      Maximilian de Clara               10(d) of CEL-SCI's  report on Form 8-K
                                        (dated April 21, 2005) and Exhibit 10(d) to CEL-SCI's report on Form 8-K dated
                                        September 8, 2006.

10(e) Employment Agreement with         Incorporated by reference to Exhibit
      Geert Kersten                     10(e) of CEL-SCI's Registration
                                        Statement on Form S-3 (Commission File
                                        #106879) and Exhibit 10(c) to CEL-SCI's
                                        report on Form 8-K dated September 8,
                                        2006.

10(g) Securities Purchase Agreement     Incorporated by reference to Exhibit 10
      (together with schedule required  to CEL-SCI's Report on Form 8-K dated by
      Instruction 2 to Item 601 of      August 4, 2006.
      Regulation S-K) pertaining to
      Series K notes and warrants,
      together with the exhibits to
      the Securities Purchase Agreement.

10(h) Subscription Agreement            Incorporated by reference to Exhibit 10
      (together with schedule           to CEL-SCI's Report on Form 8-K filed
      required by Instruction 2 to      on April 26, 2007.
      Item 601 of Regulation S-K).

10(i) Form of Series L Warrant.         Incorporated by reference to Exhibit
                                        10.2 to CEL-SCI's Report on Form 8-K
                                        filed on April 26, 2007.

10(j) Form of Series M Warrant.         Incorporated by reference to Exhibit
                                        10.3 to CEL-SCI's Report on Form 8-K
                                        filed on April 26, 2007.

10(k) Securities Purchase Agreement     Incorporated by reference to Exhibit 10
      pertaining to common stock and    to CEL-SCI's Report on Form 8-K filed on
      Series A warrants, together with June 24, 2009. exhibits to the the Securities Purchase Agreement.

10(l) Securities Purchase Agreement     Incorporated by reference to Exhibit 10
      pertaining to common stock and    to CEL-SCI's Report on Form 8-K filed on
      Series A warrants, together with June 29, 2009. exhibits to the the Securities Purchase Agreement.

10(m) Securities Purchase Agreement     Incorporated by reference to Exhibit 10
      pertaining to common stock and    to CEL-SCI's Report on Form 8-K filed on
      Series A warrants, together with July 2, 2009. exhibits to the the Securities Purchase Agreement.

23    Consent of Hart & Trinen
      Consent of BDO Seidman, LLP


Item 17. Undertakings.

      The undersigned Registrant hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

            (i) To include any prospectus required by Section l0(a)(3) of the Securities Act of l933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement, including (but not limited to) any addition or deletion of a managing underwriter.

      (2) That, for the purpose of determining any liability under the Securities Act of l933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of l933 may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                POWER OF ATTORNEY

     The registrant and each person whose signature appears below hereby authorizes the agent for service named in this Registration Statement, with full power to act alone, to file one or more amendments (including post-effective amendments) to this Registration Statement, which amendments may make such changes in this Registration Statement as such agent for service deems appropriate, and the Registrant and each such person hereby appoints such agent for service as attorney-in-fact, with full power to act alone, to execute in the name and in behalf of the Registrant and any such person, individually and in each capacity stated below, any such amendments to this Registration Statement.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of l933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3/A and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vienna, Commonwealth of Virginia, on the 21st day of August 2009.

                               CEL-SCI CORPORATION


                                       By:  /s/ Maximilian de Clara
                                           ----------------------------------
                                              Maximilian de Clara, President

      Pursuant to the requirements of the Securities Act of l933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                            Title                    Date


/s/ Maximilian de Clara       Director and Principal      August 21, 2009
------------------------      Executive Officer
Maximilian de Clara

/s/ Geert R. Kersten          Director, Principal         August 21, 2009
------------------------      Financial and Accounting
Geert R. Kersten              Officer and Chief Executive
                              Officer

                              Director
---------------------------
Alexander G. Esterhazy


/s/ C. Richard Kinsolving     Director                    August 21, 2009
------------------------------
C. Richard Kinsolving, Ph.D.


/s/ Peter R. Young            Director                    August 21, 2009
------------------------
Peter R. Young, Ph.D.

                               CEL-SCI CORPORATION
                            REGISTRATION STATEMENT ON
                                    FORM S-3


                                    EXHIBITS